Exhibit 10.2

MEMORANDUM

TO:	Randy Taylor

FROM:	Robert Freedline, CFO

DATE:	November 6, 2006

RE:	Appointment as an Officer of Citadel Broadcasting Corporation
Vice President Finance – Principal Accounting Officer

This memorandum shall confirm that effective November 6, 2006, you have been appointed as an executive officer of Citadel Broadcasting Corporation (“Parent Company”) and shall serve as its Vice President Finance – Principal Accounting Officer.

Your compensation and terms of employment with Citadel Broadcasting Company (“Company”), outlined in the August 29, 2006 Letter Agreement (“Agreement”) between yourself and the Company shall remain in full force and effect and shall be binding upon the parties.

Additionally, this will confirm that the 10,000 restricted shares of Citadel Broadcasting Corporation Stock referenced in the Agreement shall be issued on November 6, 2006 and shall vest 1/3 per year over a three (3) year period so long as you are still employed by the Company or the Parent Company on the date of vesting, with 3,333 shares vesting on November 6, 2007, with 3,334 shares vesting on November 6, 2008 and the third 3,333 shares vesting on November 6, 2009.

Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this memorandum.

ACCEPTED & AGREED TO:

By:	/s/ Randy L. Taylor
RANDY L. TAYLOR

Date:	November 6, 2006